EXHIBIT 99.1
Graymark Healthcare, Inc. Acquires Four Independent Pharmacies in Greater Chicago
Graymark Healthcare, Inc. (OTCBB: GRMH), through its wholly owned subsidiary ApothecaryRx, today announced the completion of its acquisition of four independent pharmacies in the Greater Chicago area that are together marketed as Parkway Drugs.
“We are extremely pleased with the acquisition of these four pharmacies and our entry into the Greater Chicago market area as we believe these locations are an excellent complement to our growing portfolio of independent retail pharmacies,” stated Stanton Nelson, CEO of Graymark Healthcare. “Consistent with our acquisition strategy, these pharmacies have a growing base of loyal customers and have been successful in competing with chain pharmacies and mass merchandisers in their respective markets.”
The acquisition brings the total number of pharmacies acquired by the Graymark Healthcare subsidiary to 18 in the 23 months of operations since it was founded in July of 2006. The Company expects this acquisition to add approximately $21 million in annual revenue.
Graymark Healthcare, Inc. is a diversified medical holding company that owns and operates independent pharmacies that serve the needs of local markets, diagnostic sleep centers that treat a wide range of sleep disorders, and a medical equipment company that provides both disposable and durable medical equipment. Graymark plans to continue its growth both internally and through strategic acquisitions within the medical industry. More information is available on the company’s Web site, www.graymarkhealthcare.com.
This press release may contain forward-looking statements which are based on the Company’s current expectations, forecasts and assumptions. Forward-looking statements involve risks and uncertainties which could cause actual outcomes and results to differ materially from the Company’s expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the Company, including, without limitation, the current economic climate and other risks and uncertainties, including those enumerated and described in the Company’s filings with the Securities and Exchange Commission, which filings are available on the SEC’s website at www.sec.gov. Unless otherwise required by law, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Graymark Healthcare
Stanton Nelson or John Simonelli, 405-601-5300
or
Halliburton Investor Relations
Geralyn DeBusk, Jeff Elliott, or Chase Zavoina, 972-458-8000